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                                                                     EXHIBIT 11


                        SCIENTIFIC GAMES HOLDINGS CORP.
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                           Three-month period                             Year
                                                           Ended December 31                        ended December 31
                                                           ------------------                       -----------------
                                                   1999          1998          1997          1999          1998          1997
                                                   ----          ----          ----          ----          ----          ----
Net earnings                                     $ 4,679       $ 5,497       $ 5,108        20,488       $19,409       $ 8,972
                                                 =======       =======       =======       =======       =======       =======

Weighted Average Common stock outstanding         11,640        11,912        11,876        11,828        12,108        12,020
Effect of common stock equivalents (stock)           103           115           399           116           190           407
                                                 -------       -------       -------       -------       -------       -------
Total                                             11,743        12,027        12,275        11,944        12,298        12,427
                                                 =======       =======       =======       =======       =======       =======

Net earnings per common share - diluted          $   .40       $   .46       $   .42       $  1.72       $  1.58       $   .72
                                                 =======       =======       =======       =======       =======       =======



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